THE ALLIED DEFENSE GROUP, INC.

MECAR CERTIFICATE

The undersigned, being the duly elected Chief Executive Officer and President of The Allied Defense Group, Inc., a Delaware corporation (the “Company”), hereby represents, warrants and certifies solely in his capacity as Chief Executive Officer and President (and not individually), to the Buyers pursuant to Paragraph 1(c) of the Securities Purchase Agreement, dated as of June 19, 2007 (the “Securities Purchase Agreement”), by and among the Company and the investors identified on the Schedule of Buyers attached thereto, as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Securities Purchase Agreement):

1.	On July 11, 2007, Mecar S.A. (the “Supplier”) and Mecar LTD (E.C.) (the “Buyer”) signed and delivered that certain contract (the “MECAR Contract”), whereby the Buyer and the Seller have agreed on certain terms and conditions with respect to orders for the delivery of product for a minimum aggregate value of EUR 110,000,000, to be executed in two tranches, over a two-year period as follows:

(a)	The first tranche of the MECAR Contract shall have a value of not less than EUR 60,000,000.

(b)	The orders under the MECAR Contract shall have firm fixed price, and all currency risk shall be borne by the Supplier.

(c)	For each tranche of the MECAR Contract, (i) the Buyer will provide a down payment of 15-20% against a Counter Bank Guarantee provided by the Supplier, (ii) the Buyer will pay 70-75% of the contract price for each partial shipment and (iii) the remaining 10% will be paid upon completion of the contract.

(d)	In accordance with the MECAR Contract, the Buyer may inspect and accept/reject the supplied materials within three months from delivery.

(e)	Under the MECAR Contract the maximum fine for delay in delivery is 12% of the total value of the goods not delivered.

(f)	The terms of the MECAR Contract provide that costs of transport, shipping, and insurance will be paid by the Supplier to the port of entry.

2.	As of the date hereof, the MECAR Contract has been executed and delivered on behalf of the Buyer and the Supplier and constitute the legal, valid and binding obligations of the Buyer and the Supplier enforceable against the Buyer and the Supplier in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.	On July 11, 2007, the Company issued a press release announcing the execution and delivery of the MECAR Contract.

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IN WITNESS WHEREOF, the undersigned has executed this certificate this 11th day of July, 2007.

John J. Marcello
Chief Executive Officer and President
The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, VA 22182